Exhibit 2(b)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

LUNATRUST LLC

1.	The name of the limited liability company is LunaTrust LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended to change the name of the limited liability company from LunaTrust LLC to LunaDNA, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 24th day of September, 2018.

AUTHORIZED PERSON:

/s/ Robert Kain